Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports Second Quarter 2015 Results

•	Revenues were $1.75 billion

•	Diluted earnings per share was $3.20

•	Adjusted diluted earnings per share was $1.99, which excludes the impacts of an insurance litigation settlement, a goodwill impairment charge and the FAS/CAS Adjustment

•	Cash and cash equivalents at the end of the quarter were $960 million

NEWPORT NEWS, Va. (Aug. 6, 2015) - Huntington Ingalls Industries (NYSE:HII) reported second quarter 2015 revenues of $1.75 billion, up 1.5 percent compared to the same period last year. Diluted earnings per share was $3.20, compared to diluted earnings per share of $2.04 in the same period of 2014. Adjusted diluted earnings per share for the quarter was $1.99, compared to $1.75 in the same period of 2014.
Segment operating income for the second quarter was $243 million, compared to $163 million in the same period last year. Total operating income for the quarter was $269 million, compared to $181 million in the same period last year. The increase in operating income was primarily due to an insurance litigation settlement and favorable FAS/CAS Adjustment, partially offset by a non-cash goodwill impairment charge related to the Other segment.
New contract awards for the quarter were approximately $4.5 billion, bringing total backlog at the end of Q2 2015 to $24.3 billion, of which $13.7 billion was funded.
"Our persistent focus on program execution and risk retirement resulted in solid operating performance during the quarter, and we continue to make progress toward meeting our commitment of achieving 9-plus percent shipbuilding operating margin in 2015," said HII President and CEO Mike Petters.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Second Quarter 2015 Highlights

	Three Months Ended
	June 30
(in millions, except per share amounts)	2015	2014	$ Change	% Change
Sales and service revenues	$1,745	$1,719	$26	1.5%
Segment operating income[1]	243	163	80	49.1%
Segment operating margin %[1]	13.9%	9.5%		444 bps
Total operating income	269	181	88	48.6%
Operating margin %	15.4%	10.5%		489 bps
Net earnings	156	100	56	56.0%
Diluted earnings per share	$3.20	$2.04	$1.16	56.9%
Weighted-average diluted shares outstanding	48.8	49.1

Adjusted Figures
Sales and service revenues[2]	$1,758	$1,719	$39	2.3%
Segment operating income[1,2,3]	$166	$163	3	1.8%
Segment operating margin %[1,2,3]	9.4%	9.5%		-4 bps
Total operating income[2,3]	$192	$181	11	6.1%
Operating margin %[2,3]	10.9%	10.5%		39 bps
Net earnings[4]	97	86	11	12.8%
Diluted earnings per share[4]	$1.99	$1.75	$0.24	13.7%
Weighted-average diluted shares outstanding	48.8	49.1

[1] Non-GAAP metrics that exclude non-segment factors affecting operating income. See Exhibit B for reconciliation.
[2] Non-GAAP metrics that exclude the impact of insurance litigation settlement in 2015. See Exhibit B for reconciliation.
[3] Non-GAAP metrics that exclude the impact of the goodwill impairment charge in 2015. See Exhibit B for reconciliation.
[4] Non-GAAP metrics that exclude the after-tax impacts of the insurance litigation settlement and the non-cash goodwill impairment charge in 2015 and the FAS/CAS Adjustment. See Exhibit B for reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Q2 2015 Significant Events
Hurricane-related Insurance Litigation Settlement

During the second quarter of 2015, the company settled an insurance litigation matter involving its Ingalls Shipbuilding segment and received $150 million in cash. The settlement decreased Ingalls revenues by $13 million due to overhead credits to the customer and increased Ingalls operating income by $136 million.

Goodwill Impairment Charge

During the second quarter of 2015, the company recorded a non-cash goodwill impairment charge of $59 million related to its Other segment. The impairment was due to continued deterioration of the market fundamentals in the oil and gas industry, including further decline in projected oil and gas prices, significant cutbacks in customers' capital spending plans and additional project delays by customers. The company determined that no events occurred and no circumstances changed that would reduce the fair value of the company's remaining reporting segments below their carrying value as of June 30, 2015.

Impact of the Significant Events on Q2 2015 Financial Results

Reported revenues for the second quarter were $1.75 billion, a 1.5 percent increase over the same period in 2014. Adjusting for the $13 million unfavorable impact of the insurance litigation settlement, second quarter revenues were $1.76 billion, a 2.3 percent increase over the same period last year.

Segment operating income in the quarter was $243 million and segment operating margin was 13.9 percent. Adjusting for the $136 million favorable impact of the insurance litigation settlement and the unfavorable impact of the $59 million goodwill impairment charge, segment operating income in the quarter was $166 million and segment operating margin was 9.4 percent.

Total operating income in the quarter was $269 million and total operating margin was 15.4 percent. Adjusting for the $136 million favorable impact of the insurance litigation settlement and the unfavorable impact of the $59 million goodwill impairment charge, total operating income in the quarter was $192 million and total operating margin was 10.9 percent.

Reported diluted earnings per share in the quarter was $3.20, compared to $2.04 in the same period last year. Adjusted diluted earnings per share in the quarter was $1.99, which excludes the after-tax impacts of the insurance litigation settlement of $1.80 per share, the goodwill impairment charge of $0.96 per share and the FAS/CAS adjustment of $0.37 per share. This compares to adjusted diluted earnings per share in the second quarter 2014 of $1.75, which excludes the after-tax FAS/CAS adjustment of $0.29 per share.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Operating Segment Results
Ingalls Shipbuilding

	Three Months Ended
	June 30
(in millions)	2015	2014	$ Change	% Change
Revenues	$546	$572	$(26)	(4.5)%
Operating income (loss)	198	59	139	235.6%
Operating margin %	36.3%	10.3%		2595 bps
Adjusted revenues[1]	559	572	(13)	(2.3)%
Adjusted operating income[1]	62	59	3	5.1%
Adjusted operating margin %[1]	11.1%	10.3%		78 bps
[1] Non-GAAP metrics that exclude the impact of insurance litigation settlement in 2015. See Exhibit B for reconciliation.

Ingalls revenues for the second quarter decreased $26 million, or 4.5 percent, from the same period in 2014, due to lower revenues in amphibious assault ships and the National Security Cutter (NSC) program and a $13 million decline that resulted from the insurance litigation settlement, which was partially offset by higher revenues in surface combatants. Adjusting for the insurance litigation settlement, Ingalls revenues of $559 million decreased $13 million or 2.3 percent from the same period last year. Lower amphibious assault ships revenues were due to lower volumes on the LPD program, partially offset by higher volume on LHA-7 Tripoli. Lower revenues on the NSC program were due to lower volume on NSC-4 USCGC Hamilton, partially offset by higher volumes on NSC-8 Midgett and NSC-7 Kimball. Higher surface combatants revenues were due to increased volumes on DDG-121 (unnamed), DDG-119 Delbert D. Black and DDG-117 Paul Ignatius, partially offset by lower volumes on delivered ships in the DDG-1000 Zumwalt-class destroyer program.
Ingalls operating income for the quarter was $198 million, an increase of $139 million over the same period in 2014, and operating margin was 36.3 percent for the quarter, which included a $136 million favorable impact from the insurance litigation settlement. Adjusting for the insurance litigation settlement, operating income was $62 million, an increase of $3 million over Q2 2014, and operating margin was 11.1 percent, compared to 10.3 percent in Q2 2014. These increases were primarily due to risk retirement on DDG-113 John Finn, NSC-5 James and NSC-6 Munro, partially offset by lower revenues.
Key Ingalls highlights for the quarter:

•	Christened the Arleigh Burke-class destroyer John Finn (DDG 113)

•	Delivered NSC-5 James to the U.S. Coast Guard

•	Mississippi Governor Phil Bryant signed a $20 million bond bill that will help fund capital expenditure investments, including a new dry dock and covered work facilities.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Newport News Shipbuilding

	Three Months Ended
	June 30
(in millions)	2015	2014	$ Change	% Change
Revenues	$1,166	$1,129	$37	3.3%
Operating income (loss)	109	104	5	4.8%
Operating margin %	9.3%	9.2%		14 bps
Newport News revenues for the quarter increased $37 million, or 3.3 percent, from the same period in 2014, primarily due to higher revenues in submarines and fleet support services, partially offset by lower revenues in aircraft carriers. Higher submarines revenues, related to the SSN-774 Virginia-class submarine (VCS) program, were due to increased volumes on Block IV boats, partially offset by lower volumes on Block III boats. Higher fleet support services revenues were primarily due to increased volumes associated with aircraft carrier support services. Lower aircraft carriers revenues were due to lower volumes on the execution contract for the CVN-72 USS Abraham Lincoln refueling and complex overhaul (RCOH) and on the CVN-78 Gerald R. Ford construction contract, partially offset by increased volume for the CVN-79 John F. Kennedy construction preparation contract.
Newport News operating income for the quarter was $109 million, a $5 million increase over the same period last year. Operating margin was 9.3 percent for the quarter, compared to 9.2 percent in Q2 2014. These increases were primarily due to performance improvement and higher risk retirement on the VCS program, partially offset by lower performance on CVN-78 Gerald R. Ford and lower volumes on aircraft carrier RCOH programs.
Key Newport News highlights for the quarter:

•	Delivered Virginia-class submarine SSN-785 John Warner to the U.S Navy

•	Hosted keel-laying ceremony for Virginia-class submarine SSN-789 Indiana

•	Awarded a $3.35 billion detail design and construction contract for the construction of CVN-79 John F. Kennedy

•	SN3 and its partner, Wastren Advantage Inc., received a two-year, $65 million contract extension to work at the Department of Energy Environmental Restoration Disposal Facility in Hanford, Washington.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Other

	Three Months Ended
	June 30
(in millions)	2015	2014	$ Change	% Change
Revenues	$35	$20	$15	75.0%
Operating income (loss)	(64)	—	(64)	—%
Operating margin %	(182.9)%	—		—
Adjusted operating income (loss)[1]	(5)	—	(5)	—%
Adjusted operating margin %[1]	(14.3)%	—		—
[1] Non-GAAP metrics that exclude the impact of the goodwill impairment charge in 2015. See Exhibit B for reconciliation.

Revenues in the Other segment were $35 million in the quarter. Operating loss in the quarter was $64 million, which included a $59 million non-cash goodwill impairment charge. Adjusting for the non-cash goodwill impairment charge, the operating loss in the quarter was $5 million.

The Company

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of engineering, manufacturing and management services to the nuclear energy, oil and gas markets. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. Headquartered in Newport News, Virginia, HII employs approximately 38,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Huntington Ingalls Industries will webcast its earnings conference call today, Aug. 6, at 9 a.m. EDT. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company's website: www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our future contract costs and perform our contracts effectively; changes in government regulations and procurement processes and our ability to comply with such requirements; our ability to realize the expected benefits from consolidation of our Ingalls facilities; natural disasters; adverse economic conditions in the United States and globally; risks related to our indebtedness and leverage; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except per share amounts)	2015	2014	2015	2014
Sales and service revenues
Product sales	$1,426	$1,433	$2,676	$2,765
Service revenues	319	286	639	548
Total sales and service revenues	1,745	1,719	3,315	3,313
Cost of sales and service revenues
Cost of product sales	972	1,131	1,957	2,191
Cost of service revenues	274	238	554	465
Income (loss) from operating investments, net	2	1	3	3
General and administrative expenses	173	170	323	320
Goodwill impairment	59	—	59	—
Operating income (loss)	269	181	425	340
Other income (expense)
Interest expense	(25)	(29)	(48)	(56)
Earnings (loss) before income taxes	244	152	377	284
Federal income taxes	88	52	134	94
Net earnings (loss)	$156	$100	$243	$190

Basic earnings (loss) per share	$3.22	$2.05	$5.02	$3.88
Weighted-average common shares outstanding	48.5	48.8	48.4	49.0

Diluted earnings (loss) per share	$3.20	$2.04	$4.99	$3.84
Weighted-average diluted shares outstanding	48.8	49.1	48.7	49.5

Dividends declared per share	$0.40	$0.20	$0.80	$0.40

Net earnings (loss) from above	$156	$100	$243	$190
Other comprehensive income (loss)
Change in unamortized benefit plan costs	22	8	44	16
Other	2	1	—	2
Tax benefit (expense) for items of other comprehensive income	(11)	(3)	(18)	(6)
Other comprehensive income (loss), net of tax	13	6	26	12
Comprehensive income (loss)	$169	$106	$269	$202

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions)	June 30 2015	December 31 2014
Assets
Current Assets
Cash and cash equivalents	$960	$990
Accounts receivable, net	1,244	1,038
Inventoried costs, net	319	339
Deferred income taxes	132	129
Prepaid expenses and other current assets	39	50
Total current assets	2,694	2,546
Property, plant, and equipment, net of accumulated depreciation of $1,416 million as of 2015 and $1,351 million as of 2014	1,757	1,792
Goodwill	973	1,026
Other purchased intangibles, net	534	547
Pension plan assets	25	17
Long-term deferred tax asset	204	212
Miscellaneous other assets	125	129
Total assets	$6,312	$6,269
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$269	$269
Accrued employees’ compensation	198	248
Current portion of long-term debt	374	108
Current portion of postretirement plan liabilities	143	143
Current portion of workers’ compensation liabilities	224	221
Advance payments and billings in excess of revenues	117	74
Other current liabilities	264	249
Total current liabilities	1,589	1,312
Long-term debt	1,305	1,592
Pension plan liabilities	866	939
Other postretirement plan liabilities	511	507
Workers’ compensation liabilities	454	449
Other long-term liabilities	102	105
Total liabilities	4,827	4,904
Commitments and Contingencies	—	—
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 52.0 million issued and 48.1 million outstanding as of June 30, 2015, and 51.5 million issued and 48.3 million outstanding as of December 31, 2014	1	1
Additional paid-in capital	1,942	1,959
Retained earnings (deficit)	729	525
Treasury stock	(351)	(258)
Accumulated other comprehensive income (loss)	(836)	(862)
Total stockholders’ equity	1,485	1,365
Total liabilities and stockholders’ equity	$6,312	$6,269

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
($ in millions)	2015	2014
Operating Activities
Net earnings (loss)	$243	$190
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	77	97
Amortization of purchased intangibles	13	12
Amortization of debt issuance costs	5	5
Stock-based compensation	21	11
Excess tax benefit related to stock-based compensation	(13)	(15)
Deferred income taxes	(12)	(4)
Proceeds from insurance settlement related to investing activities	(21)	—
Goodwill impairment	59	—
Gain on disposition of assets	—	—
Change in
Accounts receivable	(211)	(38)
Inventoried costs	20	18
Prepaid expenses and other assets	(9)	(14)
Accounts payable and accruals	25	(131)
Retiree benefits	(33)	(73)
Other non-cash transactions, net	(1)	—
Net cash provided by (used in) operating activities	163	58
Investing Activities
Additions to property, plant, and equipment	(49)	(51)
Acquisitions of businesses, net of cash received	(6)	(273)
Proceeds from disposition of assets	32	—
Proceeds from insurance settlement related to investing activities	21	—
Net cash provided by (used in) investing activities	(2)	(324)
Financing Activities
Repayment of long-term debt	(21)	(14)
Dividends paid	(39)	(20)
Repurchases of common stock	(90)	(104)
Employee taxes on certain share-based payment arrangements	(54)	(64)
Proceeds from stock option exercises	—	2
Excess tax benefit related to stock-based compensation	13	15
Net cash provided by (used in) financing activities	(191)	(185)
Change in cash and cash equivalents	(30)	(451)
Cash and cash equivalents, beginning of period	990	1,043
Cash and cash equivalents, end of period	$960	$592
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$131	$94
Cash paid for interest	$45	$52
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$3	$3

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “adjusted sales and service revenues,” “adjusted segment operating income,” “adjusted segment operating margin,” “adjusted total operating income,” “adjusted operating margin,” “adjusted net earnings,” and “adjusted diluted earnings per share."

Segment operating income is defined as total operating income before the FAS/CAS Adjustment and deferred state income taxes.

Segment operating margin is defined as segment operating income as a percentage of total sales and service revenues.

Adjusted sales and service revenues is defined as total sales and service revenues adjusted for the impact of the insurance litigation settlement in the second quarter of 2015.

Adjusted segment operating income is defined as segment operating income adjusted for the impacts of the insurance litigation settlement and the non-cash goodwill impairment charge in the second quarter of 2015.

Adjusted segment operating margin is defined as adjusted segment operating income as a percentage of adjusted segment sales and service revenues.

Adjusted total operating income is defined as total operating income adjusted for the impacts of the insurance litigation settlement and the non-cash goodwill impairment charge in the second quarter of 2015.

Adjusted operating margin is defined as adjusted total operating income as a percentage of adjusted sales and service revenues.

Adjusted net earnings is defined as net earnings adjusted for the after-tax impacts of the insurance litigation settlement and the non-cash goodwill impairment charge in the second quarter of 2015 and the FAS/CAS Adjustment.

Adjusted diluted earnings per share is defined as adjusted net earnings divided by the weighted-average diluted common shares outstanding.

We internally manage our operations by reference to "segment operating income" and "segment operating margin," which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, total operating income and total operating margin or any other performance measure presented in accordance with GAAP. They are metrics that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Adjusted sales and service revenues, adjusted total operating income, adjusted operating margin, adjusted segment operating income, adjusted segment operating margin, adjusted net earnings

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

and adjusted diluted earnings per share are not measures recognized under GAAP. They should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We believe these metrics are useful to investors because they normalize our operating performance by excluding non-recurring items or items that do not reflect our core operating performance. They may not be comparable to similarly titled measures of other companies.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income and Segment Operating Margin

	Three Months Ended
	June 30
($ in millions)	2015	2014
Sales and Service Revenues
Ingalls	$546	$572
Newport News	1,166	1,129
Other	35	20
Intersegment eliminations	(2)	(2)
Total Sales and Service Revenues	1,745	1,719
Segment Operating Income
Ingalls	198	59
As a percentage of revenues	36.3%	10.3%
Newport News	109	104
As a percentage of revenues	9.3%	9.2%
Other	(64)	—
As a percentage of revenues	(182.9)%	—%
Total Segment Operating Income	243	163
As a percentage of revenues	13.9%	9.5%
Non-segment factors affecting operating income
FAS/CAS Adjustment	28	21
Deferred state income taxes	(2)	(3)
Total Operating Income	269	181
Interest expense	(25)	(29)
Other, net	—	—
Federal income taxes	(88)	(52)
Net Earnings	$156	$100

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Sales and Service Revenues, Adjusted Segment Operating Income, Adjusted Segment Operating Margin, Adjusted Total Operating Income and Adjusted Operating Margin

	Three Months Ended
	June 30
($ in millions)	2015	2014
Adjusted Sales and Service Revenues
Ingalls revenues	$546	$572
Adjustment for insurance litigation settlement	13	—
Adjusted Ingalls revenues	559	572
Newport News revenues	1,166	1,129
Other revenues	35	20
Intersegment eliminations	(2)	(2)
Adjusted Sales and Service Revenues	$1,758	$1,719

Adjusted Segment Operating Income
Total Operating Income	$269	$181
As a percentage of revenues	15.4%	10.5%
Non-segment factors affecting operating income:
FAS/CAS Adjustment	(28)	(21)
Deferred state income taxes	2	3
Unadjusted Segment Operating Income	$243	$163
As a percentage of revenues	13.9%	9.5%

Non-recurring items affecting operating income:
Ingalls operating income	$198	$59
Adjustment for insurance litigation settlement	(136)	—
Adjusted Ingalls operating income	62	59
As a percentage of adjusted revenues	11.1%	10.3%
Newport News operating income	109	104
As a percentage of revenues	9.3%	9.2%
Other operating income	(64)	—
Adjustment for goodwill impairment	59	—
Adjusted Other operating income	(5)	—
As a percentage of revenues	(14.3)%	—%
Adjusted Segment Operating Income	$166	$163
As a percentage of adjusted revenues	9.4%	9.5%

Adjusted Total Operating Income
Total Operating Income	$269	$181
As a percentage of revenues	15.4%	10.5%
Adjustment for insurance litigation settlement	(136)	—
Adjustment for goodwill impairment	59	—
Adjusted Total Operating Income	$192	$181
As a percentage of adjusted revenues	10.9%	10.5%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share

	Three Months Ended
	June 30
($ in millions, except for per share amounts)	2015	2014
Adjusted Net Earnings
Net Earnings	$156	$100
Adjustment for insurance litigation settlement(1)	(88)	—
Adjustment for goodwill impairment charge(2)	47	—
Adjustment for FAS/CAS Adjustment(1)	(18)	(14)
Adjusted Net Earnings	$97	$86

Per Share Amounts
Weighted-Average Diluted Shares Outstanding	48.8	49.1

Adjusted Diluted EPS
Diluted earnings per share	$3.20	$2.04
After-tax insurance litigation settlement per share	(1.80)	—
After-tax goodwill impairment charge per share	0.96	—
After-tax FAS/CAS Adjustment per share	(0.37)	(0.29)
Adjusted Diluted EPS	$1.99	$1.75

(1) Tax effected at 35% federal statutory tax rate.
(2) The goodwill impairment charge created a $12 million Federal tax benefit.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com